EXHIBIT 99.1

Steel Partners Holdings Reports Second Quarter 2020 Financial Results

Second Quarter 2020 Highlights

•Revenue totaled $295.4 million, a decrease of 23.4%
•Net loss from continuing operations was $0.4 million
•Net loss attributable to common unitholders was $1.9 million, or $0.07 per common unit
•Adjusted EBITDA* decreased to $38.9 million; Adjusted EBITDA margin* was 13.2%
•Net cash provided by operating activities from continuing operations was $93.8 million
•Adjusted free cash flow* totaled $92.4 million
•Total debt was $365.0 million; net debt* totaled $475.9 million

First Half 2020 Highlights

•Revenue totaled $643.3 million, a decrease of 13.2%
•Net loss from continuing operations was $36.9 million
•Net loss attributable to common unitholders was $63.6 million, or $2.55 per common unit
•Adjusted EBITDA* decreased to $75.9 million; Adjusted EBITDA margin* was 11.8%
•Net cash provided by operating activities from continuing operations was $259.9 million
•Adjusted free cash flow* totaled $95.2 million

NEW YORK, N.Y., August 10, 2020 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the second quarter and six months ended June 30, 2020. We encourage investors to read our 2020 Mid-Year Update Letter, which is posted under the "Investor Relations" section of our website (www.steelpartners.com).

Q2 2020	Q2 2019	($ in thousands)	H1 2020	H1 2019
$295,437	$385,715	Revenue	$643,337	$741,528
(417)	23,952	Net (loss) income from continuing operations	(36,876)	43,714
(1,868)	21,063	Net (loss) income attributable to common unitholders	(63,605)	36,741
38,941	51,280	Adjusted EBITDA*	75,862	93,202
13.2%	13.3%	Adjusted EBITDA margin*	11.8%	12.6%
4,041	9,753	Purchases of property, plant and equipment	11,035	16,410
92,427	14,252	Adjusted free cash flow*	95,222	27,218
* See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

The spread of the COVID-19 outbreak has caused significant disruptions in the U.S. and global economies. The Company continues to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on its employees, customers, suppliers, and financial results. As the situation surrounding COVID-19 remains fluid, it is expected to continue having a negative impact to the Company, however, it is difficult to predict the duration of the pandemic and its continued impact on the Company's business, operations, financial condition, and cash flows. As the COVID-19 pandemic progressed, the Company initiated cost reduction actions, including the waiver of management and board fees, hiring freezes, employee furloughs, staffing and force reductions, salary reductions, bonus payment deferrals, and 401(k) match suspension to help mitigate the financial impact of the COVID-19 pandemic. The Company also froze all discretionary spend, implemented strict approvals for capital expenditures, and is aggressively managing working capital. The Company continues to evaluate further actions as circumstances warrant.

The COVID-19 pandemic has adversely affected our consolidated financial results for the first six months of 2020. We anticipate COVID-19 may continue to have an adverse impact on our business through the third quarter and potentially beyond. While the Company developed and implemented, and continues to develop and implement, health and safety protocols, business continuity plans, and crisis management protocols in an effort to try to mitigate the negative impact of COVID-19 to its employees and business, the severity of the impact of the COVID-19 pandemic on the Company's business in the remaining quarters of 2020 and beyond will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic, governmental actions that have been taken, or may be taken in the future, in response to the pandemic, and the extent and severity of the impact on the Company's customers and suppliers, all of which are uncertain and cannot be predicted.

"Our top priorities are the health and safety of our employees and fulfilling customer commitments," said Warren Lichtenstein, Executive Chairman of Steel Partners. "Throughout the COVID-19 pandemic and economic slowdown, our teams have remained flexible, positive and focused."

"The pandemic had significant adverse impacts across each of our segments; however, as we exited the second quarter, overall demand in our Diversified Industrial segment has returned to near pre-crisis levels. Our Energy business continues to generate positive operating results, despite the significant headwinds from the decline in energy prices and storage issues. And, WebBank's results for June showed year-over-year improvement, despite the loan performance deterioration associated with the pandemic during the second quarter. We remain confident that the actions we have taken to control expenses and maintain liquidity will position our business to withstand a potentially prolonged economic downturn."

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2020 and 2019

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$295,437	$385,715	$643,337	$741,528
Cost of goods sold	195,199	252,548	416,278	491,015
Selling, general and administrative expenses	74,936	97,430	151,600	179,753
Asset impairment charges	—	190	617	190
Interest expense	7,722	10,272	16,037	20,477
Realized and unrealized losses (gains) on securities, net	8,482	(36,377)	26,484	(38,486)
All other expenses, net	15,728	15,784	44,332	29,328
Total costs and expenses	302,067	339,847	655,348	682,277
(Loss) income from continuing operations before income taxes and equity method investments	(6,630)	45,868	(12,011)	59,251
Income tax (benefit) provision	(1,320)	14,798	(4,749)	17,800
(Income) loss of associated companies, net of taxes	(4,893)	7,118	29,614	(2,263)
Net (loss) income from continuing operations	$(417)	$23,952	$(36,876)	$43,714

Revenue

Revenue for the three months ended June 30, 2020 decreased $90.3 million, or 23.4%, as compared to the same period last year, due to lower sales volume across all the operating segments, primarily due to the impact of COVID-19.

Revenue for the six months ended June 30, 2020 decreased $98.2 million, or 13.2%, as compared to the same period last year. The decrease was primarily driven by the Diversified Industrial and Energy segments due to the impact of COVID-19 during the second quarter of 2020.

Cost of Goods Sold

Cost of goods sold for the three months ended June 30, 2020 decreased $57.3 million, or 22.7%, as compared to the same period last year, due to decreases in the Diversified Industrial and Energy segments. The decreases in the Diversified Industrial and Energy segments in the three months ended June 30, 2020 were primarily due to the lower sales volume discussed above, and the Company's cost reduction efforts to offset the impact of COVID-19.

Cost of goods sold for the six months ended June 30, 2020 decreased $74.7 million, or 15.2%, as compared to the same period last year, due to decreases in the Diversified Industrial and Energy segments. The decreases in the Diversified Industrial and Energy segments in the six months ended June 30, 2020 were primarily due to the lower sales volume discussed above, and the Company's cost reduction efforts to offset the impact of COVID-19.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended June 30, 2020 decreased $22.5 million, or 23.1%, as compared to the same period last year. The decrease was primarily due to lower sales volume and cost reduction initiatives from all the segments, partially offset by an environmental reserve charge of $14.0 million in the Diversified Industrial segment related to a legacy, non-operating site. There was also a $12.5 million expense associated with a legal settlement in the Corporate segment during the 2019 period.

SG&A for the six months ended June 30, 2020 decreased $28.2 million, or 15.7%, as compared to the same period last year, primarily due to the lower sales volume and cost reduction initiatives from all the segments, partially offset by the environmental reserve charge in the Diversified Industrial segment noted above. There was also an expense associated with a legal settlement in the Corporate segment during the 2019 period as noted above.

Asset Impairment Charges

As a result of COVID-19 related declines in our youth sports business within the Energy segment, intangible assets of $0.6 million, primarily customer relationships, were fully impaired during the first quarter of 2020.

Interest Expense

Interest expense for the three months ended June 30, 2020 decreased $2.6 million, or 24.8%, as compared to the same period last year. The lower interest expense for the three months ended June 30, 2020 was primarily due to lower interest rates during the second quarter of 2020, partially offset by higher borrowing levels.

Interest expense for the six months ended June 30, 2020 decreased $4.4 million, or 21.7%, as compared to the same period last year. The lower interest expense for the six months ended June 30, 2020 was primarily due to lower interest rates during the first half of 2020, partially offset by higher borrowing levels.

Realized and Unrealized Losses (Gains) on Securities, Net

The Company recorded losses of $8.5 million for the three months ended June 30, 2020, as compared to gains of $36.4 million in the same period of 2019 and losses of $26.5 million for the six months ended June 30, 2020, as compared to gains of $38.5 million in 2019. The change in realized and unrealized losses (gains) on securities was primarily due to a realized loss on the sale of securities in the 2020 period, as well as mark-to-market adjustments on the Company's portfolio of securities in both periods.

All Other Expenses, Net

All other expenses were relatively flat for the three months ended June 30, 2020, as compared to the same period of 2019. Higher provision for loan losses were offset by lower finance interest expense and higher investment income, as compared to the prior period.

All other expenses increased $15.0 million for the six months ended June 30, 2020, as compared to the same period of 2019. Higher provision for loan losses were partially offset by lower finance interest expense and higher investment income, as compared to the prior period.

Income Tax (Benefit) Provision

The Company recorded an income tax benefit of $1.3 million and income tax provision of $14.8 million for the three months ended June 30, 2020 and 2019, respectively, and an income tax benefit of $4.7 million and income tax provision of $17.8 million for the six months ended June 30, 2020 and 2019, respectively. As a limited partnership, we are generally not responsible for federal and state income taxes, and our profits and losses are passed directly to our limited partners for inclusion in their respective income tax returns. Provision has been made for federal, state, local, or foreign income taxes on the results of operations generated by our consolidated subsidiaries that are taxable entities. The difference between the effective tax rate and statutory federal rate of 21% is principally due to partnership losses for which no tax benefit is recognized, as well as changes in certain deferred tax valuation allowances and various other permanent differences.

(Income) Loss of Associated Companies, Net of Taxes

The Company recorded income from associated companies, net of taxes of $4.9 million and a loss from associated companies, net of taxes of $29.6 million for the three and six months ended June 30, 2020, respectively, as compared to a loss of $7.1 million and income of $2.3 million in the same periods of 2019.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the second quarter of 2020 totaled $4.0 million, or 1.4% of net sales, compared to $9.8 million, or 2.5% of net sales, in the second quarter of 2019. For the six months ended June 30, 2020, capital expenditures were $11.0 million, or 1.7% of net sales, compared to $16.4 million, or 2.2% of net sales, for the six months ended June 30, 2019.

Additional Non-GAAP Financial Measures

Adjusted EBITDA for the second quarter of 2020 was $38.9 million versus $51.3 million for the same period in 2019. The Adjusted EBITDA margin decreased to 13.2% in the quarter from 13.3% in the second quarter of 2019 primarily due to lower volumes stemming from the impact of COVID-19. Adjusted free cash flow was $92.4 million for the second quarter of 2020 versus $14.3 million for the same period in 2019.

For the six months ended June 30, 2020, Adjusted EBITDA and Adjusted EBITDA margin were $75.9 million and 11.8%, respectively, compared to $93.2 million and 12.6% for the same period in 2019. For the six months ended June 30, 2020, adjusted free cash flow was $95.2 million versus $27.2 million for the same period in 2019.

Liquidity and Capital Resources

As of June 30, 2020, the Company had $231.5 million in available liquidity under its senior credit agreement, as well as $56.5 million in cash and cash equivalents, excluding WebBank cash, and approximately $214.9 million in marketable securities and long-term investments.

As of June 30, 2020, consolidated debt was $365.0 million, an increase of approximately $27.0 million compared to December 31, 2019. As of June 30, 2020, net debt totaled $475.9 million, a decrease of approximately $61.0 million compared to December 31, 2019. Total leverage (as defined in the Company's senior credit agreement) was 2.83x as of June 30, 2020 versus 3.17x as of December 31, 2019.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, direct marketing, banking, and youth sports.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects, and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2020 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the impact of COVID-19 on business activity generally and on the Company's financial condition and operations, including whether facilities considered to be essential retain that designation, the continued decline of crude oil prices, customers' acceptance of our new and existing products, our ability to deploy our capital in a manner that maximizes unitholder value, the ability to consolidate and manage the Company's newly acquired businesses, the potential fluctuation in the Company's operating results, the Company's ongoing cash flow requirements for defined benefit pension plans, the cost of compliance with extensive federal and state regulatory requirements and any potential liability thereunder, the Company's need for additional financing and the terms and conditions of any financing that is consummated, the ability to identify suitable acquisition candidates or investment opportunities for our core businesses, the impact of losses in the Company's investment portfolio, the effect of fluctuations in interest rates and the phase-out of LIBOR, our ability to protect the Company's intellectual property rights, the Company's ability to manage risks inherent to conducting business internationally, the outcome of litigation or other legal proceedings in which we are involved from time to time, a significant disruption in, or breach in security of, our technology systems, labor disputes and the ability to recruit and retain experienced personnel, general economic conditions, fluctuations in demand for our products and services, the inability to realize the benefits of net operating losses of our affiliates and subsidiaries, the possible volatility of our common or preferred unit trading prices, and other risks detailed from time to time in filings we make with the U.S. Securities and Exchange Commission ("SEC"). These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2019 and Form 10-Q for each of the 2020 quarterly periods, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor contact: Steel Partners Holdings L.P.
         Jennifer Golembeske, 212-520-2300
         jgolembeske@steelpartners.com

(Financial Tables Follow)

Consolidated Balance Sheets (unaudited)

(in thousands, except common and units)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$107,083	$139,467
Marketable securities	155	220
Trade and other receivables - net of allowance for doubtful accounts of $3,232 and $2,512, respectively	163,486	175,043
Receivables from related parties	2,875	2,221
Loans receivable, including loans held for sale of $71,378 and $225,013, respectively, net	321,987	546,908
Inventories, net	143,923	151,641
Prepaid expenses and other current assets	32,172	33,689
Assets of discontinued operations	—	41,012
Total current assets	771,681	1,090,201
Long-term loans receivable, net	2,250,656	196,145
Goodwill	151,931	149,626
Other intangible assets, net	148,643	158,593
Deferred tax assets	94,552	88,645
Other non-current assets	45,000	70,616
Property, plant and equipment, net	238,109	250,225
Operating lease right-of-use assets	31,756	34,324
Long-term investments	214,719	275,836
Assets of discontinued operations	—	18,143
Total Assets	$3,947,047	$2,332,354
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$107,936	$85,817
Accrued liabilities	72,739	114,941
Deposits	362,286	615,495
Payables to related parties	687	481
Short-term debt	357	1,800
Current portion of long-term debt	14,035	14,208
Current portion of preferred unit liability	—	39,782
Other current liabilities	88,806	42,041
Liabilities of discontinued operations	—	21,256
Total current liabilities	646,846	935,821
Long-term deposits	95,717	139,222
Long-term debt	350,653	322,081
Other borrowings	2,032,236	—
Preferred unit liability	145,544	144,247
Accrued pension liabilities	183,230	183,228
Deferred tax liabilities	—	2,497
Long-term operating lease liabilities	24,649	26,458
Other non-current liabilities	38,883	14,556
Liabilities of discontinued operations	—	87,825
Total Liabilities	3,517,758	1,855,935
Commitments and Contingencies
Capital:
Partners' capital common units: 24,929,253 and 25,023,128 issued and outstanding (after deducting 12,647,864 and 12,647,864 units held in treasury, at cost of $198,781 and $198,781), respectively	600,578	664,035
Accumulated other comprehensive loss	(175,504)	(191,422)
Total Partners' Capital	425,074	472,613
Noncontrolling interests in consolidated entities	4,215	3,806
Total Capital	429,289	476,419
Total Liabilities and Capital	$3,947,047	$2,332,354

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Diversified industrial net sales	$252,172	$300,049	$514,472	$580,970
Energy net revenue	14,302	43,532	52,904	82,518
Financial services revenue	28,963	42,134	75,961	78,040
Total revenue	295,437	385,715	643,337	741,528
Costs and expenses:
Cost of goods sold	195,199	252,548	416,278	491,015
Selling, general and administrative expenses	74,936	97,430	151,600	179,753
Asset impairment charges	—	190	617	190
Finance interest expense	3,475	4,201	6,909	8,125
Provision for loan losses	14,253	12,715	40,390	21,185
Interest expense	7,722	10,272	16,037	20,477
Realized and unrealized losses (gains) on securities, net	8,482	(36,377)	26,484	(38,486)
Other (income) expense, net	(2,000)	(1,132)	(2,967)	18
Total costs and expenses	302,067	339,847	655,348	682,277
(Loss) income from continuing operations before income taxes and equity method investments	(6,630)	45,868	(12,011)	59,251
Income tax (benefit) provision	(1,320)	14,798	(4,749)	17,800
(Income) loss of associated companies, net of taxes	(4,893)	7,118	29,614	(2,263)
Net (loss) income from continuing operations	(417)	23,952	(36,876)	43,714
Discontinued operations
Loss from discontinued operations, net of taxes	(280)	(2,918)	(2,581)	(7,058)
Net loss on deconsolidation of discontinued operations	(980)	—	(23,827)	—
Loss from discontinued operations, net of taxes	(1,260)	(2,918)	(26,408)	(7,058)
Net (loss) income	(1,677)	21,034	(63,284)	36,656
Net (income) loss attributable to noncontrolling interests in consolidated entities (continuing operations)	(191)	29	(321)	85
Net (loss) income attributable to common unitholders	$(1,868)	$21,063	$(63,605)	$36,741
Net (loss) income per common unit - basic
Net (loss) income from continuing operations	$(0.02)	$0.96	$(1.49)	$1.75
Net loss from discontinued operations	(0.05)	(0.12)	(1.06)	(0.28)
Net (loss) income attributable to common unitholders	$(0.07)	$0.84	$(2.55)	$1.47
Net (loss) income per common unit - diluted
Net (loss) income from continuing operations	$(0.02)	$0.69	$(1.49)	$1.27
Net loss from discontinued operations	(0.05)	(0.08)	(1.06)	(0.18)
Net (loss) income attributable to common unitholders	$(0.07)	$0.61	$(2.55)	$1.09
Weighted-average number of common units outstanding - basic	24,958,026	24,982,728	24,989,440	24,915,446
Weighted-average number of common units outstanding - diluted	24,958,026	39,138,599	24,989,440	39,158,510

Supplemental Balance Sheet Data (June 30, 2020 unaudited)

(in thousands, except common and preferred units)	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$107,083	$139,467
WebBank cash and cash equivalents	50,583	125,047
Cash and cash equivalents, excluding WebBank	$56,500	$14,420
Common units outstanding	24,929,253	25,023,128
Preferred units outstanding	6,422,128	7,927,288

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income from continuing operations	$(417)	$23,952	$(36,876)	$43,714
Income tax (benefit) provision	(1,320)	14,798	(4,749)	17,800
(Loss) income from continuing operations before income taxes	(1,737)	38,750	(41,625)	61,514
Add (Deduct):
(Income) loss of associated companies, net of taxes	(4,893)	7,118	29,614	(2,263)
Realized and unrealized losses (gains) on securities, net	8,482	(36,377)	26,484	(38,486)
Interest expense	7,722	10,272	16,037	20,477
Depreciation	11,133	10,990	22,086	21,956
Amortization	5,112	5,438	10,394	10,703
Non-cash asset impairment charges	—	190	617	190
Non-cash pension expense	623	1,980	1,175	3,949
Non-cash equity-based compensation	50	227	256	391
Other items, net	12,449	12,692	10,824	14,771
Adjusted EBITDA	$38,941	$51,280	$75,862	$93,202

Total revenue	$295,437	$385,715	$643,337	$741,528
Adjusted EBITDA margin	13.2%	13.3%	11.8%	12.6%

Net Debt Reconciliation:

(in thousands)	June 30,	December 31,
	2020	2019
Total debt	$365,045	$338,089
Loan guarantee liability	53,464	—
Accrued pension liabilities	183,230	183,228
Preferred unit liability, including current portion	145,544	184,029
Cash and cash equivalents, excluding WebBank	(56,500)	(14,420)
Marketable securities	(155)	(220)
Long-term investments	(214,719)	(275,836)
Net debt	$475,909	$414,870

Adjusted Free Cash Flow Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities of continuing operations	$93,846	$15,764	$259,892	$53,700
Purchases of property, plant and equipment	(4,041)	(9,753)	(11,035)	(16,410)
Net increase (decrease) in loans held for sale	2,622	8,241	(153,635)	(10,072)
Adjusted free cash flow	$92,427	$14,252	$95,222	$27,218

Segment Results (unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Diversified industrial	$252,172	$300,049	$514,472	$580,970
Energy	14,302	43,532	52,904	82,518
Financial services	28,963	42,134	75,961	78,040
Total revenue	$295,437	$385,715	$643,337	$741,528

Income (loss) from continuing operations before interest expense and income taxes:
Diversified industrial	$13,162	$15,606	$28,036	$30,651
Energy	(5,352)	329	(5,150)	(1,426)
Financial services	(815)	14,344	3,191	27,576
Corporate and other	(1,010)	18,743	(51,665)	25,190
Income (loss) from continuing operations before interest expense and income taxes	5,985	49,022	(25,588)	81,991
Interest expense	7,722	10,272	16,037	20,477
Income tax (benefit) provision	(1,320)	14,798	(4,749)	17,800
Net (loss) income from continuing operations	$(417)	$23,952	$(36,876)	$43,714

(Income) loss of associated companies, net of taxes:
Corporate and other	$(4,893)	$7,118	$29,614	$(2,263)
Total	$(4,893)	$7,118	$29,614	$(2,263)

Segment depreciation and amortization:
Diversified industrial	$12,383	$11,868	$24,650	$23,522
Energy	3,731	4,420	7,487	8,865
Financial services	92	101	263	199
Corporate and other	39	39	80	73
Total depreciation and amortization	$16,245	$16,428	$32,480	$32,659

Segment Adjusted EBITDA:
Diversified industrial	$39,194	$30,657	$66,447	$60,216
Energy	(1,820)	5,052	2,703	7,497
Financial services	(373)	14,376	3,801	27,701
Corporate and other	1,940	1,195	2,911	(2,212)
Total Adjusted EBITDA	$38,941	$51,280	$75,862	$93,202
For the six months ended June 30, 2020, the Company changed the methods used to measure reported segment income or loss by allocating additional expenses from the Corporate and Other segment to the Diversified Industrial, Energy, and Financial Services segments. In addition, the Company recast all 2019 financial information associated with API Group Limited and certain of its affiliates, which were deconsolidated during the first quarter of 2020 and previously included in the Diversified Industrial segment, to discontinued operations. The 2019 financial information has been recast to reflect these changes on a comparable basis.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Net Debt," and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments, and excludes certain non-recurring and non-cash items. The Company defines Net Debt as the sum of total debt, loan guarantee liability, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include the Company's discontinued operations;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities; and
•Adjusted EBITDA does not include certain other non-recurring and non-cash items.

In addition, Net Debt assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Net Debt, and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Net Debt, and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Net Debt, and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.